SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT by and between Old National Bancorp, an Indiana corporation (“Company”) and Michael W. Woods (“Executive”) is made and entered into effective this 27th day of February, 2017 (“Agreement”).

Background

A. The Company wishes to encourage the Executive to devote his/her full time and attention to the faithful performance of his/her management responsibilities and to assist the Board of Directors in evaluating business options and pursuing the best interests of the Company and its shareholders without being influenced by the uncertainties of his/her own employment situation.

B. The Company employs the Executive in a position of trust and confidence, and the Executive has become acquainted with the Company’s Business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its Customers and Prospective Customers, and its trade secrets and other property, including Confidential Information.

Agreement

In consideration of the premises, the Executive’s continued employment on an at-will basis, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows:

1. Defined Terms. Throughout this Agreement, when the first letter of a word (or the first letter of each word in a phrase) is capitalized, the word or phrase shall have the meaning specified in Appendix A.

2. Term. The initial Term of this Agreement shall begin on February 27, 2017, and continue through December 31, 2017; provided, however, that beginning on January 1, 2018, and on the first day of each Agreement Year thereafter, the term of this Agreement shall automatically be extended by one year, unless either the Company or the Executive shall have provided notice to the other at least sixty (60) days before such date that the term shall not be extended. To the extent expressly provided herein, the Company’s and Executive’s obligations hereunder shall extend beyond the Term.

3. Termination of Employment: Resignation of Officer and Director Positions. The Executive is an at-will employee. Subject to its payment obligations under this Section and Section 4, if applicable, the Company may Terminate the Executive’s Employment at any time, with or without cause. The Executive may voluntarily Terminate his/her Employment at any time by providing at least thirty (30) days prior notice to the Company. Regardless of whether the Executive’s Termination of Employment is voluntary or involuntary, the Executive shall resign from any director positions with the Employer, effective as of his/her Termination Date. Upon Termination of Employment, the Executive shall be entitled to the following, in addition to any benefits payable under Section 4:

(a) Any earned but unpaid base salary, at the Executive’s then effective annual rate, through his/her Termination Date, plus any accrued vacation pay due to the Executive under the Employing Companies’ vacation program through his/her Termination Date, which amounts shall be paid to the Executive not later than the payroll date for the payroll period next following his/her Termination Date.

(b) Provided that the Executive applies for reimbursement in accordance with the Employing Companies’ established reimbursement procedures (within the period required by such procedures but under no circumstances later than thirty (30) days after his/her Termination Date), the Employing Companies shall pay the Executive any reimbursements to which he/she is entitled under such procedures not later than the payroll date for the payroll period next following the date on which the Executive applies for reimbursement.

(c) Any benefits (other than severance) payable to the Executive under any of the Employing Companies’ incentive compensation or employee benefit plans or programs shall be payable in accordance with the provisions of those plans or programs.

4. Severance Benefit.

(a) Subject to the following provisions of this Section, the Employing Companies shall provide the Executive with the payments and benefits set forth in this Section, if during the Term either (i) the Employing Companies Terminate the Executive’s Employment (other than a termination for Unacceptable Performance, Disability, or death pursuant to Section 5), or (ii) the Executive voluntarily Terminates his/her Employment for Good Reason pursuant to Section 6. Any amount payable to the Executive pursuant to this Section is in addition to amounts already owed to him/her by the Employing Companies and is in consideration of the covenants set forth in this Agreement and/or the Release.

(b) The Employing Companies shall pay to the Executive a single lump sum payment equal to the Executive’s Weekly Pay multiplied by the greater of (i) fifty-two (52) or (ii) two (2) times his/her Years of Service on the 60th day following the Executive’s Termination of Employment provided that the Executive has executed and submitted a Release of claims (as described in Section 13) and the statutory period during which the Executive is entitled to revoke the Release has expired on or before that 60th day.

(c) Notwithstanding the preceding provisions of this Section, if the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), to the extent required by such Code Section, payments otherwise required by this Section shall be delayed to the earliest date on which such payments are permitted and shall be paid in a lump sum on the first day following the date that is six (6) months following the Executive’s Termination of Employment or, if earlier, the Executive’s death. Furthermore, the obligations of the Employing Companies to make payments to the Executive hereunder are subject to compliance with any applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute And Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

5. Termination of Employment by the Company for Unacceptable Performance, Disability, or Death.

(a) The Company may Terminate the Executive’s Employment for Unacceptable Performance or Disability at any time.

(b) If the Executive dies before his/her Termination of Employment, the Executive’s employment shall terminate automatically on the date of his/her death.

(c) In the case of a Termination of Employment pursuant to this Section, the Executive shall not be entitled to benefits or payments pursuant to Section 4.

6. Resignation by Executive for Good Reason. If an event of Good Reason occurs during the Term, the Executive may, at any time within the ninety (90) day period following such event, provide the Company with a notice of termination specifying the event of Good Reason and notifying the Company of his/her intention to Terminate Employment upon the Employing Companies’ failure to correct the event of Good Reason within thirty (30) days following receipt of the Executive’s notice of termination. If the Employing Companies fail to correct the event of Good Reason and provide the Executive with notice of such correction within such thirty (30) day period, the Executive’s Employment shall Terminate as of the end of such period, and the Executive shall be entitled to benefits as provided in Sections 3 and 4.

7. Withholding and Taxes. The Employing Companies may withhold from any payment made hereunder (i) any taxes that the Employing Companies reasonably determine are required to be withheld under federal, state, or local tax laws or regulations, and (ii) any other amounts that the Employing Companies are authorized to withhold. Except for employment taxes that are the obligation of the Employing Companies, the Executive shall pay all federal, state, local, and other taxes (including, without limitation, interest, fines, and penalties) imposed on her under applicable law by virtue of or relating to the payments and/or benefits contemplated by this Agreement, subject to any reimbursement provisions of this Agreement.

8. Use and Disclosure of Confidential Information.

(a) The Executive acknowledges and agrees that (i) by virtue of his/her employment, he/she will be given access to, and will help analyze, formulate or otherwise use, Confidential Information, (ii) the Employer has devoted (and will devote) substantial time, money, and effort to develop Confidential Information and maintain the proprietary and confidential nature thereof, and (iii) Confidential Information is proprietary and confidential and, if any Confidential Information were disclosed or became known by persons engaging in a business in any way competitive with the Company’s Business, such disclosure would result in hardship, loss, irreparable injury, and damage to the Employer, the measurement of which would be difficult, if not impossible, to determine. Accordingly, the Executive agrees that (i) the preservation and protection of Confidential Information is an essential part of his/her duties of employment and that, as a result of his/her employment with the Employing Companies, he/she has a duty of fidelity, loyalty, and trust to the Employing Companies in safeguarding Confidential Information. The Executive further agrees that he/she will use his/her best efforts, exercise utmost diligence, and take all steps necessary to protect and safeguard Confidential Information, whether such information derives from the Executive, other employees of the Employer, Customers, Prospective Customers, or vendors or suppliers of the Employer, and that the Executive will not, directly or indirectly, use, disclose, distribute, or disseminate to any other person or entity or otherwise employ Confidential Information, either for the Executive’s own benefit or for the benefit of another, except as required in the ordinary course of the Executive’s employment by the Employing Companies. The Executive shall follow all Company policies and procedures to protect all Confidential Information and shall take any additional precautions necessary under the circumstances to preserve and protect against the prohibited use or disclosure of any Confidential Information.

(b) The confidentiality obligations contained in this Agreement shall continue as long as Confidential Information remains confidential (except that the obligations shall continue, if Confidential Information loses its confidential nature through improper use or disclosure, including but not limited to any breach of this Agreement) and shall survive the termination of this Agreement and/or termination of the Executive’s employment with the Employing Companies.

(c) From time to time, the Employer may, for its own benefit, choose to place certain Confidential Information in the public domain. The fact that Confidential Information may be made available to the public in a limited form and under limited circumstances does not change the confidential and proprietary nature of such information, and does not release the Executive from his/her obligations with respect to such Confidential Information.

9. Ownership of Documents and Return of Materials At Termination of Employment.

(a) Any and all documents, records, and copies thereof, including, but not limited to, hard copies or copies stored digitally or electronically, pertaining to or including Confidential Information (collectively, “Company Documents”) that are made or received by the Executive during his/her employment shall be deemed to be property of the Employer. The Executive shall use Company Documents and information contained therein only in the course of his/her employment for the Employing Companies and for no other purpose. The Executive shall not use or disclose any Company Documents to anyone except as authorized in the course of his/her employment and in furtherance of the Company’s Business.

(b) Upon Termination of Employment for any reason, the Executive shall immediately deliver to Employing Companies (with or without request) all Company Documents and all other Employer property in the Executive’s possession or under his/her custody or control.

10. Non-Solicitation of Customers and Employees. The Executive agrees that during the Term and for a period of one (1) year following Termination of the Executive’s Employment, the Executive shall not, directly or indirectly, individually or jointly, (i) solicit in any manner, seek to obtain or service, or accept the business of any Customer for any product or service of the type offered by the Employer or competitive with the Company’s Business, (ii) solicit in any manner, seek to obtain or service, or accept the business of any Prospective Customer for any product or service of the type offered by the Employer or otherwise competitive with the Company’s Business, (iii) request or advise any Customer, Prospective Customer, or supplier of the Employer to terminate, reduce, limit, or change its business or relationship with the Employer, or (iv) induce, request, or attempt to influence any employee of the Employer to terminate his or her employment with the Employer.

11. Remedies. The Executive agrees that the Company will suffer irreparable damage and injury and will not have an adequate remedy at law if the Executive breaches any provision of the Restrictive Covenants. Accordingly, if the Executive breaches or threatens or attempts to breach the Restrictive Covenants, in addition to all other available remedies, the Company shall be entitled to seek injunctive relief, and no or minimal bond or other security shall be required in connection therewith. The Restrictive Covenants are essential terms and conditions to the Company entering into this Agreement, and they shall be construed as independent of any other provision in this Agreement or of any other agreement between the Executive and the Company. The existence of any claim or cause of action that the Executive has against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

12. Periods of Noncompliance and Reasonableness of Periods. The Restrictive Covenants described in Section 10 shall be deemed not to run during all periods of noncompliance, the intention of the parties being to have such restrictions and covenants apply for the full period specified in Section 10 following Termination of the Executive’s Employment. The Company and the Executive acknowledge and agree that the restrictions and covenants contained in Section 10 are reasonable in view of the nature of the Company’s Business and the Executive’s advantageous knowledge of and familiarity with the Company’s Business, operations, affairs, and Customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant contained in Section 10 is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law. The parties hereby acknowledge and agree that a court of competent jurisdiction shall invoke and exercise the blue pencil doctrine to the fullest extent permitted by law to enforce this Agreement.

13. Release. For and in consideration of the foregoing covenants and promises made by the Company, and the performance of such covenants and promises, the sufficiency of which is hereby acknowledged, the Executive agrees to release the Employer and all other persons named in the Release from any and all causes of action that the Executive has or may have against the Employer or any such person before the effective date of the Release, other than a cause based on a breach of Section 3 hereof. The Release shall be substantially in the form attached hereto as Exhibit I. The Company shall provide the Release to the Executive as soon as practicable upon his/her Termination of Employment. THE EXECUTIVE’S RIGHT TO BENEFITS HEREUNDER SHALL BE CONTINGENT ON THE EXECUTIVE SIGNING, FILING AND NOT REVOKING THE RELEASE AS PROVIDED IN THE RELEASE WITHIN THE PERIODS REQUIRED BY LAW.

14. Reimbursement of Certain Costs.

(a) If, during the life of the Executive and for a five (5) year period following his/her death, the Company brings a cause of action to enforce the Restrictive Covenants or to recover damages caused by the Executive’s breach of the Restrictive Covenants, the substantially prevailing party in such action shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) in connection with such action.

(b) If, during the life of the Executive and for a five (5) year period following his/her death, a dispute arises regarding the Executive’s rights hereunder, and the Executive obtains a final judgment in his/her favor from a court of competent jurisdiction with respect to such a dispute, all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, expert witness fees, and disbursements) incurred by the Executive in connection with such dispute or in otherwise pursuing a claim based on a breach of this Agreement shall be paid by the Company.

(c) Any reimbursement by the Company pursuant to this Section shall be subject to compliance with applicable provisions of the Federal Deposit Insurance Corporation regulations found in Part 359 (entitled “Golden Parachute and Indemnification Payments”) of Title 12 of the Code of Federal Regulations (or any successor provisions).

(d) Notwithstanding anything to the contrary in the foregoing, any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made in compliance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and any reimbursements shall be made no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred. In addition, the amounts eligible for reimbursement, or in-kind benefits to be provided, during any one taxable year under this Agreement may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year under this Agreement and any right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

15. No Reliance. The Executive represents and acknowledges that in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement by the Company and its agents, other than statements contained in this Agreement.

16. Miscellaneous Provisions.

(a) Further Assurances. Each of the parties hereto shall do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged, and delivered at any time and from time to time upon the request of any other party hereto, all such further acts, documents, and instruments as may be reasonably required to effect any of the transactions contemplated by this Agreement.

(b) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party hereto may assign this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned without the prior consent of the Executive to a successor of the Company (and the Executive hereby consents to the assignment of the Restrictive Covenants under this Agreement to a purchaser of all or substantially all of the assets of the Company or a transferee, by merger or otherwise, of all or substantially all of the businesses and assets of the Company) and, upon the Executive’s death, this Agreement shall inure to the benefit of and be enforceable by the Executive’s executors, administrators, representatives, heirs, distributees, devisees, and legatees, and all amounts payable hereunder shall be paid to such persons or the estate of the Executive.

(c) Waiver; Amendment. No provision or obligation of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing and signed by the Company’s President or Chief Administrative Officer and the Executive. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or later breach or noncompliance. Except as expressly provided otherwise herein, this Agreement may be amended or supplemented only by a written agreement executed by the Company’s President or Chief Administrative Officer and the Executive.

(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or enforcement of this Agreement.

(e) Severability. All provisions of this Agreement are severable from one another, and the unenforceability or invalidity of any provision hereof shall not affect the validity or enforceability of the remaining provisions.

(f) Notice. Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

If to the Executive:	If to the Company:
Michael W. Woods 2156 Timber Ridge Trail Streetsboro, Ohio 44241	Old National Bancorp Post Office Box 718 Evansville, Indiana 47705 ATTENTION: General Counsel

or to such other address as either party hereto may have furnished to the other in writing in accordance with the preceding.

(g) No Counterparts. This Agreement may not be executed in counterparts.

(h) Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof, The parties hereto irrevocably consent to the jurisdiction and venue of the state courts for the State of Indiana located in Evansville, Indiana, or the United States District Court for the Southern District of Indiana, Evansville Division, located in Vanderburgh County, Indiana, and agree that all actions, proceedings, litigation, disputes, or claims relating to or arising out of this Agreement shall be brought and tried only in such courts. The Company, in its sole discretion, may, however, bring an action against the Executive in any court where jurisdiction over the Executive may be obtained. EACH OF THE PARTIES EXPRESSLY WAIVES ANY RIGHTS TO A JURY TRIAL THAT IT MAY OTHERWISE HAVE IN ANY COURT WITH RESPECT TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(i) Entire Agreement. This Agreement constitutes the entire and sole agreement between the Employer and the Executive with respect to the Termination of the Executive’s Employment, and there are no other agreements or understandings either written or oral with respect thereto. The parties agree that any and all prior severance and/or change of control agreements between the parties have been terminated and are of no further force or effect.

(j) Rules of Interpretation. In interpreting this Agreement, the following rules shall apply:

(i)	The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(ii)	Words used in the singular shall be construed to include the plural, where appropriate, and vice versa, and words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa

(iii)	It is the intention and purpose of the Company, Employing Company, Employer and the Executive that this Agreement shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of the Company, Employing Company and Employer with respect to the Agreement, the Company, Employing Company and Employer specifically retain the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Agreement or any related document as they deem necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A and such other laws. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company, Employing Company or Employer to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company, Employing Company and Employer shall have no responsibility for tax or legal consequences to the Executive (or his beneficiary) resulting from the terms or operation of this Agreement. Also, in accordance with Code Section 409A, if the Executive is entitled to a distribution within a period following an event as permitted by Code Section 409A, the Executive will have no right to designate the taxable year of payment.

(iv)	Except as provided in the preceding provisions of this Subsection, this Agreement shall be construed in accordance with the internal laws of the State of Indiana, without regard to conflict of law principles.

17. Review and Consultation. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants, and financial and other advisors as it or he/she has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY COUNSEL FOR THE COMPANY AND THAT THE EXECUTIVE HAS NOT RECEIVED ANY ADVICE, COUNSEL, OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM THE COMPANY OR ITS COUNSEL.

Michael W. Woods	Date
OLD NATIONAL BANCORP Kendra L. Vanzo, Executive Vice President Associate Engagement & Integrations	Date

APPENDIX A
DEFINED TERMS

For purposes of this Agreement, the following terms shall have the meanings specified below:

“Agreement Year” means each twelve (12) consecutive month period beginning on an anniversary of the original effective date of this Agreement.

“Board” or “Board of Directors” means the Company’s Board of Directors or the committee of the Board authorized to act on the Board’s behalf.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

“Company” means Old National Bancorp and the successor to all or substantially as its business.

“Company’s Business” means, collectively, the products and services provided by the Employer, including the following:

(1) community banking, including lending activities (including individual loans consisting primarily of home equity lines of credit, residential real estate loans, and/or consumer loans, and commercial loans, including lines of credit, real estate loans, letters of credit, and lease financing) and depository activities (including noninterest-bearing demand, NOW, savings and money market, and time deposits), debit and ATM cards, merchant cash management, internet banking, and other general banking services;

(2) investment and brokerage services, including a full array of investment options and investment advice;

(3) treasury segment, including investment management, wholesale funding, interest rate risk, liquidity and leverage management, capital markets products (including interest rate derivatives, foreign exchange, and industrial revenue bond financing);

(4) wealth management, including fiduciary and trust services, fee-based asset management, and mutual fund management; and

(5) insurance agency services, including full-service insurance brokerage services, such as commercial property and casualty, surety, loss control services, employee benefits consulting and administration, and personal insurance.

“Compensation” means, as of the Termination Date, the Executive’s annual base salary then in effect, plus the targeted cash incentive that the Executive would have been eligible to receive in the year in which the Termination Date occurs (regardless of whether the cash incentive plan is then in effect). For purposes of the preceding sentence, any reduction in the Executive’s annual base salary or targeted cash incentive that is an event of Good Reason shall be disregarded.

“Confidential Information” means the following:

(1) materials, records, documents, data, statistics, studies, plans, writings, and information (whether in handwritten, printed, digital, or electronic form) relating to the Company’s Business that are not generally known or available to the Company’s business, trade, or industry or to individuals who work therein other than through a breach of this Agreement, or

(2) trade secrets of the Employer (as defined in Indiana Code §24-2-3-2, as amended, or any successor statute).

Confidential Information includes, but is not limited to: (i) information about the Employer’s employees; (ii) information about the Employer’s compensation policies, structure, and implementation; (iii) hardware, software, and computer programs and technology used by Employer; (iv) Customer and Prospective Customer identities, lists, and databases, including private information related to customer history, loan activity, account balances, and financial information; (v) strategic, operating, and marketing plans; (vi) lists and databases and other information related to the Employer’s vendors; (vii) policies, procedures, practices, and plans related to pricing of products and services; and (viii) information related to the Employer’s acquisition and divestiture strategy. Information or documents that are generally available or accessible to the public shall be deemed Confidential Information, if the information is retrieved, gathered, assembled, or maintained by the Employer in a manner not available to the public or for a purpose beneficial to the Employer.

“Customer” means a person or entity who is a customer of the Employer at the time of the Executive’s Termination of Employment or with whom the Executive had direct contact on behalf of the Employing Companies at any time during the period of the Executive’s employment with the Employing Companies.

“Disability” means that the Executive is disabled within the meaning of the long-term disability policy of the Employing Companies, as in effect on the Executive’s Termination Date. Termination of the Executive’s Employment on account of Disability shall not affect his/her eligibility for benefits under any disability policy or program of the Employer.

“Employer” means the Company, any subsidiary or parent thereof, or any other employer under common control pursuant to Code Section 414(b) or (c).

“Employing Company” means the Company or any subsidiary thereof that employs the Executive.

“Good Reason” means any of the following without the express written consent of the Executive:

(1) a material reduction in the Executive’s duties, responsibilities, or status with the Employing Companies;

(2) a reduction in the Executive’s base compensation, unless such reduction is part of a Company initiative that also impacts other similarly situated employees;

(3) a change in the primary location at which the Executive is required perform the duties of her employment to a location that is more than fifty (50) miles from the location at which her office is located on the effective date of this Agreement; or

(4) the Company’s material breach of this Agreement.

“Prospective Customer” means a person or entity who was the direct target of sales or marketing activity by the Executive or whom the Executive knew was a target of the Employer’s sales or marketing activities during the one-year period preceding the Executive’s Termination of Employment or, if the Executive has been employed by the Company less than one year at her Termination of Employment, during the period of the Executive’s employment with the Company.

“Release” means the release referred to in Section 13.

“Restrictive Covenants” means the restrictions contained in Sections 8, 9, and 10.

“Term” means the term of this Agreement, including any extensions thereof, as determined pursuant to Section 2.

“Termination Date” means the date of the Executive’s Termination of Employment.

“Termination of Employment,” and capitalized forms and derivations thereof, means the Executive’s “separation from service” from the Employer within the meaning of Code Section 409A.

“Unacceptable Performance” means any of the following:

(1) the Executive’s act or failure to act constituting willful misconduct or gross negligence that has resulted or may result in material damage to the Employer or its reputation;

(2) the Executive’s material failure to perform the duties of his/her employment (except in the case of a Termination of Employment for Good Reason or on account of the Executive’s physical or mental inability to perform such duties).

(3) the Executive’s violation of any code of ethics or business conduct or written harassment policies of the Employing Companies;

(4) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company that the Executive be removed from his/her position or the institution by such an agency of a formal enforcement proceeding against the Company or the Executive specifically naming the Executive as a person with substantial involvement in the acts (or omissions) that are the subject of such proceeding, and seeking that the Executive cease and desist from such acts (or omissions) in connection with her duties or seeking civil money penalties as a result of her past acts (or omissions);

(5) the Executive’s arrest or indictment for (i) a felony or (ii) lesser criminal offense involving dishonesty, breach of trust, or moral turpitude; or

(6) the Executive’s breach of a material term, condition, or covenant of this Agreement.

“Weekly Pay” means the Executive’s Compensation divided by fifty-two (52).

“Years of Service” means the complete number of years that the Executive has worked for the Employer. A partial year shall be rounded up to the next year. Payment of accrued vacation at termination shall not extend the Executive’s Years of Service.

EXHIBIT I
RELEASE OF ALL CLAIMS

FOR VALUABLE CONSIDERATION, including the payment to the Executive of certain severance benefits, the Executive hereby makes this Release of All Claims (“Release”) in favor of Old National Bancorp (including all subsidiaries and affiliates) (“Company”) and its agents as set forth herein.

1. The Executive releases, waives and discharges the Company and its agents (as defined below) from all claims, whether known or unknown, arising out of the Executive’s employment relationship with the Company, the termination of that relationship, and all other events, incidents, acts and/or omissions occurring on and/or before the date on which this Release is signed. Claims released herein include, but are not limited to, discrimination claims based on age, race, sex, religion, national origin, disability, veteran status, or any other employment claim, including claims arising under The Civil Rights Act of 1866, 42 U.S.C. § 1981; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act of 1967; the Federal Rehabilitation Act of 1973; the Older Workers’ Benefits Protection Act; the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act; the Indiana Civil Rights Act; the Indiana Wage Payment and Wage Claims Acts; and any and all tort or contract claims, including, but not limited to, breach of contract, breach of good faith and fair dealing, infliction of emotional distress, defamation, or wrongful termination or discharge.

2. The Executive further acknowledges that the Company hereby advises the Executive of his right to consult with an attorney of the Executive’s own choosing, and that the Executive has had ample time and adequate opportunity to thoroughly discuss all aspects of this Release with legal counsel, should he so desire, prior to executing this Release.

3. The Executive agrees that the Executive is signing this Release of his/her own free will and is not signing under duress.

4. In the event the Executive is forty (40) years of age or older, the Executive acknowledges that he/she has been given a period of twenty-one (21) days to review and consider a draft of this Release in substantially the form of the copy now being executed, and has carefully considered the terms of this Release. The Executive understands that he/she may use as much or all of the twenty-one (21) day period as the Executive wishes prior to signing, and the Executive has done so.

5. In the event the Executive is forty (40) years of age or older, the Executive has been advised and understands that the Executive may revoke this Release within seven (7) days after acceptance. ANY REVOCATION MUST BE IN WRITING AND HAND-DELIVERED TO:

Old National Bancorp
Attn: General Counsel
One Main Street
Evansville, Indiana 47708

NO LATER THAN BY CLOSE OF BUSINESS ON THE SEVENTH (7TH) DAY FOLLOWING THE DATE OF EXECUTION OF THIS RELEASE.

6. The “Company and its agents,” as used in this Release, means the Company, its subsidiaries, affiliated or related corporations or associations, their predecessors, successors and assigns, and the directors, officers, managers, supervisors, employees, representatives, servants, agents and attorneys of the entities above described, and all persons acting, through, under or in concert with any of them.

7. The Executive agrees to refrain from making any disparaging remarks concerning the Company or its agents. The Company agrees to refrain from providing any information to third parties other than confirming dates of employment and job title, unless the Executive gives the Company written authorization to release other information or as otherwise required by law. With respect to the Company, this restriction pertains only to official communications made by the Company’s directors and/or officers and not to unauthorized communications by the Company’s employees or agent. This restriction will not bar the Company from disclosing the Release as a defense or bar to any claim made by the Executive in derogation of this Release.

PLEASE READ CAREFULLY BEFORE SIGNING. EXCEPT AS EXPRESSLY PROVIDED IN PARAGRAPH 1 ABOVE, THIS RELEASE CONTAINS A RELEASE AND DISCHARGE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AGENTS EXCEPT THOSE RELATING TO THE ENFORCEMENT OF THIS RELEASE OR THOSE ARISING AFTER THE EFFECTIVE DATE OF THIS RELEASE.

Michael W. Woods

Date: